Exhibit 4.11

AMENDMENT NO. 6
TO THE
RAI 401K SAVINGS PLAN

THIS AMENDMENT NO. 6 to the RAI 401K Savings Plan (the “Plan”), restated as of January 20, 2015, is made and entered into the 20th day of December, 2016.  The provisions of this Amendment shall be effective as of the dates set forth below.

W I T N E S S E T H:

WHEREAS, Reynolds American Inc. (“RAI”) maintains the Plan for the benefit of its employees and its subsidiaries and affiliates designated as participating companies; and

WHEREAS, the RAI Employee Benefits Committee (the “Committee”), by actions taken on July 18, 2016, December 14, 2016, and December 20, 2016, authorized amendments to the Plan to (i) reflect the addition of a new managed account option for participants to use in the investment of their Plan contributions; (ii) add RAI Trade Marketing Services Company as a Participating Company; and (iii) clarify the Plan language regarding Roth conversions; and

WHEREAS, such actions of the Committee further authorized the members of the Committee to perform any and all acts and execute any and all documents that they may deem necessary to effectuate the Committee’s resolutions;

NOW, THEREFORE, the Plan hereby is amended as follows:

1.

Effective as of January 1, 2016, Section 1.59 of the Plan is hereby amended in its entirety to read as follows:

“1.59
Roth Conversion Amounts means the amounts which an Employee, former Employee, Surviving Spouse or alternate payee who is a spouse or former spouse of an Employee or former Employee has irrevocably elected to convert to Roth Contributions, as provided in Section 3.11.  All Roth Conversion Amounts shall be transferred directly to a Roth Conversion Subaccount within the Participant’s Roth Contribution Account.  Roth Conversion Amounts (and the earnings thereon) shall be eligible for distribution under Article 7 and withdrawal under Section 8.02 of the Plan at the same time and in the same order and classification as applied to such amounts prior to their conversion.”

2.

Effective as of October 17, 2016, Section 4.05 of the Plan is hereby amended by adding a new subsection (d) to the end thereof:

“(d)         Managed Account Service.  For purposes of this Section 4.05, a Participant may act individually or utilize a managed account service, under which investment directions for the selection of investment options will be provided by registered investment advisers on behalf of the Participant, in accordance with rules and procedures set forth in the trust agreement described in Section 4.01.”

3.

Effective as of December 19, 2016, Schedule B of the Plan is hereby amended in its entirety to read as follows:

“SCHEDULE B
PARTICIPATING UNITS

Participating Company	Participating Unit
R. J. Reynolds Tobacco Company	All Employees
Reynolds American Inc.	All Employees
Reynolds Finance Company	All Employees
Santa Fe Natural Tobacco Company, Inc.	All Employees, excluding Employees in the Santa Fe Executive Department who are paid on a monthly payroll * All Employees in the Santa Fe Executive Department who are paid on a monthly payroll
American Snuff Company, LLC (f/k/a Conwood Company, LLC)
Effective as of July 1, 2012, all Employees, excluding (i) Employees transferred to or hired into the ASC Executive Department (f/k/a the Conwood Executive Department) on or after January 1, 2007 who are paid on a monthly payroll and (ii) Employees whose principal place of employment was transferred to Winston-Salem, North Carolina (other than the Taylor Brothers Division of ASC) on or after July 1, 2010
*  All Employees transferred to or hired into the ASC Executive Department (f/k/a the Conwood Executive Department) on or after January 1, 2007 who are paid on a monthly payroll
**  All Employees whose principal place of employment on or after July 1, 2010 is in Winston-Salem, North Carolina (other than at the Taylor Brothers Division of ASC)

RAI International, Inc.	All Employees
Reynolds Innovations Inc.	All Employees
RAI Services Company	All Employees
Niconovum USA, Inc. R. J. Reynolds Vapor Company	All Employees All Employees
Kentucky BioProcessing, Inc.	All Employees
RAI Innovations Company	All Employees
RAI Trade Marketing Services Company	All Employees

*
The above-marked Employee groups will be collectively referred to as the “Affiliate Executive Department” for all purposes under the Plan, and the Affiliate Executive Department shall be considered a Participating Unit for purposes of the Plan.

**
The above-marked Employee group will be referred to as the “ASC Winston-Salem Employees” for all purposes under the Plan, and the ASC Winston-Salem Employees shall be considered a Participating Unit for purposes of the Plan.”

IN WITNESS WHEREOF, the undersigned member of the Committee has executed this Amendment No. 6 as of the day and year first written above.

RAI Employee Benefits Committee

By:	/s/ Constantine E. Tsipis
Constantine E. Tsipis
Secretary